Viatris Reports Strong Fourth Quarter and Full-Year 2021 Financial Results and Issues 2022 Financial Guidance
Completes Comprehensive Strategic Review and Unveils Plan to Reshape the Company for the Future
Announces Combination of its Biosimilars Portfolio with Biocon Biologics in Exchange for up to $3.335 Billion Representing an Attractive Multiple to Viatris of 16.5x the Company’s Biosimilars 2022E Adjusted EBITDA1
First in a Series of Expected Initiatives Anticipated to Unlock up to an Additional $6 Billion in Pre-tax Proceeds by the End of 2023
Board of Directors Authorizes a Share Repurchase Program of up to $1 Billion, Maintaining Company Commitment to Return Capital to Shareholders
PITTSBURGH – February 28, 2022 –
•Biocon Biologics Transaction Consists of Pre-tax Consideration of up to $3.335 billion, Including $2 billion in Upfront Cash, $1 billion of Convertible Preferred Equity Representing a Stake of at Least 12.9% in Biocon Biologics (on a Fully Diluted Basis), and up to $335 million of Additional Payments. Rajiv Malik, Viatris President, to Represent Viatris on Biocon Biologics Board. Transaction is Expected to Close in Second Half of 2022
•Material Benefits of the Transaction Upon Closing Include:
◦Crystalizes Value Accretion at Approximately Triple Current Standalone Multiple
◦Nearly 2/3 in Immediate Cash Proceeds
◦Additional Potential Upside Participation Through Equity Stake with Governance Participation
◦Frees up R&D and Capital Spend to Redeploy in a More Concentrated Way
◦Enhances Immediate Additional Availability of Capital to Accelerate Reinvestment into Business or Share Repurchases
◦Accelerates Phase I Financial Commitments
◦Reduces Complexity and Execution Risk
◦Enhances Viatris’ Margin Profile

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1 Refers to 2022 estimated adjusted EBITDA of Viatris’ biosimilars portfolio of approximately $200 million. Viatris is not providing forward-looking estimates for any related U.S. GAAP measure, or a quantitative reconciliation of 2022 estimated biosimilars adjusted EBITDA. Please see "Non-GAAP Financial Measures" for additional information.

•Reshaping Plan Also Identified Other Select Assets Which the Company Expects Will Unlock Additional Value of up to Approximately $6 billion in Pre-tax Proceeds by the End of 2023
•Company Announces First Global Healthcare Gateway® Transaction Focused on Ophthalmology
•Company Provides 2022 Financial Guidance
•Company Hosts Virtual Investor Event to Detail the Company’s Long-Term Strategic Direction
Viatris Inc. (NASDAQ: VTRS), a new kind of global healthcare company, today announced its fourth quarter and full year 2021 financial results, delivering strong performance on key measures. The Company met its financial commitments of paying down debt, initiating and raising a quarterly dividend and capturing approximately $500 million in synergies in 2021. Viatris delivered four quarters of strong financial performance in 2021, meeting or exceeding its financial guidance measures, delivering key pipeline milestones, including approximately $700 million in new product revenue, and generating strong cash flows.

The Company also announced today that following the completion of a comprehensive strategic review, it has taken the first bold step in its long-term strategy to unlock value and reshape the Company by reaching a definitive agreement with Biocon Biologics Limited (“Biocon Biologics”) to contribute its biosimilars portfolio to Biocon Biologics, which will become a uniquely positioned, vertically integrated company that we expect to be a global biosimilars leader. Upon closing, the transaction is expected to provide Viatris with immediate, enhanced financial flexibility, and accelerate its Phase I financial commitments. Viatris intends to continue to invest in expanding its commercial and scientific capabilities in key focus areas for the future, while continuing to participate in the global biosimilars market through its ownership position in Biocon Biologics.

Under the terms of the agreement, Viatris will contribute to Biocon Biologics its biosimilars portfolio and related commercial and operational capabilities, amounting to 2022 estimated revenue of approximately $875 million2 and 2022 estimated adjusted EBITDA of approximately $200 million2, in exchange for pre-tax consideration of up to $3.335 billion, which represents a transaction multiple of 16.5x of estimated 2022 biosimilars adjusted EBITDA.

At the time of close, which is currently expected to occur in the second half of 2022 subject to satisfaction of closing conditions, including certain regulatory approvals, Viatris will receive $3 billion in consideration in the form of a $2 billion cash payment and $1 billion of convertible preferred equity. The Company will also receive up to $335 million as additional cash payments that are expected to be paid in 2024. Viatris will own a stake of at least 12.9% of Biocon Biologics, on a fully diluted basis. Viatris will also have certain priority rights with respect to certain liquidity events.

Pursuant to the transaction documents, Biocon Biologics will target an initial public offering (IPO) in India as early as late 2023. Viatris also has the right to designate one member of the Biocon Biologics Board and intends to appoint its President, Rajiv Malik, to this seat. The companies will also enter into a Transition Services Agreement (“TSA”), pursuant to which Viatris will provide certain transition services for an expected two-year period, including commercialization services.

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2 Viatris is not providing forward-looking estimates for any related U.S. GAAP measure, or a quantitative reconciliation of 2022 estimated biosimilar adjusted EBITDA. Please see "Non-GAAP Financial Measures" for additional information.

Viatris CEO Michael Goettler, Viatris President Rajiv Malik and Viatris CFO Sanjeev Narula will highlight the Biocon Biologics transaction as part of their vision for the overall future of Viatris and share the company's financial results for the fourth quarter and full year 2021 during a virtual Investor Event the morning of Monday, Feb. 28, 2022, beginning at 8:30 a.m. ET.
Executive Comments
Viatris Executive Chairman Robert J. Coury said: “The Board of Directors has worked closely and strategically with the management team to develop a future direction for Viatris that will not only unlock immediate value but will also create a simpler, stronger and more focused company. The Board is extremely pleased with the initiatives being announced today, which are consistent with our strategy of returning value to shareholders.”

Viatris CEO Michael Goettler said: “As promised, while delivering strong financial performance in our first year, we spent 2021 conducting a comprehensive strategic review of our entire business. Through that process, we have identified opportunities that we believe will generate up to approximately $9 billion in pre-tax proceeds, through the Biocon Biologics transaction and the divestment of assets that are non-core to our future. We believe that unlocking this value will give us significant financial flexibility to further reshape the Company, simplifying and optimizing our business, building a more durable higher-margin portfolio focused on three key therapeutic areas—ophthalmology, gastrointestinal, dermatology—and maximizing total shareholder return.”

Viatris President Rajiv Malik said: “Our successful collaboration with Biocon Limited, the majority shareholder of Biocon Biologics, began more than a decade ago and has a shared history of many accomplishments. This transaction is the right natural next step for our partnership. Creating what we expect to be a unique vertically integrated global biosimilars leader is a continuation of our biosimilars journey and enables us to participate in this space in a more optimized way while unlocking substantial trapped value. We believe we are well positioned to leverage the proceeds generated by the transaction with Biocon Biologics to increase our future R&D investments. We are excited to continue our journey of moving up the value chain and leveraging our capabilities to focus on more complex and novel products. We believe that our robust R&D engine and scientific capabilities combined with our proven results in delivering on our pipeline strongly positions us to bring medicines that target gaps in healthcare to patients around the world.”

Viatris CFO Sanjeev Narula said: “Delivering on our financial commitments, further strengthening our balance sheet, and continuing to focus on cash flow generation will serve to enhance our financial flexibility as we reshape our company for the future. Our strong 2021 financial and operational performance provides a firm foundation from which to build upon and sets us up for a solid start in 2022. We believe that executing on our recently announced initiatives will not only unlock value and provide additional access to capital but will also accelerate our Phase I financial commitments, increase our investments into the business, while returning additional capital to our shareholders, including our announced Board authorization of a share repurchase program.”

Highlights of the Investor Event Presentation:
Strategic Priorities
Unlock Trapped Value and Simplify the Business
Through its comprehensive strategic review, conducted throughout 2021, the Company has identified opportunities that we believe will generate up to approximately $9 billion in pre-tax proceeds, through the Biocon Biologics transaction and the divestment of assets that are non-core to the future of Viatris. The Biocon Biologics transaction will enable the Company to immediately unlock value while also creating what we expect to be a unique vertically integrated global biosimilars leader that is well-positioned to compete in today’s environment. The Company expects to enter additional transactions that will similarly maximize and crystalize the value of other assets by the end of 2023. Viatris expects to continue to evolve its operating model, removing inefficiency and complexity within its portfolio and simplifying the organization and reducing execution risk.

Build a More Durable, Higher-Margin Portfolio
Viatris believes that the financial flexibility achieved from unlocking value through the divestment of other select assets will enable the Company to build a more durable higher-margin portfolio characterized by additional investments in 505(b)(2)s and NCEs, globally defined key therapeutic areas, ophthalmology, gastrointestinal, and dermatology, and enhanced commercial and scientific capabilities. Viatris is committed to increasing investment in R&D development to up to approximately 9% of total revenues by 2026 and will focus on business development through its Global Healthcare Gateway® to additionally drive our efforts.

Accelerate Financial Flexibility
Viatris believes its unlocking of value will accelerate the Company’s path to financial flexibility by enabling the Company to accelerate deleveraging, to return capital to shareholders through the potential for share repurchases and further dividend growth and to invest for growth by increasing investment in R&D and engaging in targeted business development activities. As responsible stewards of capital allocation, the Company strives to ensure it is maximizing value for shareholders with every decision.

Share Repurchase Program
Viatris announced that its Board of Directors has authorized a share repurchase program of up to $1 billion.

2022 Financial Guidance
The Company is providing the following financial guidance measures for fiscal year 2022.

The Company is not providing forward-looking guidance for U.S. GAAP net earnings (loss) or a quantitative reconciliation of its 2022 adjusted EBITDA guidance to the most directly comparable U.S. GAAP measure, U.S. GAAP net earnings (loss), because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration and acquisition-related expenses, restructuring expenses, asset impairments, litigation settlements and other contingencies, such as changes to contingent consideration, and certain other gains or losses, as well as related income tax accounting, because certain of these items have not occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. U.S. GAAP net cash provided by operating activities for 2022 is estimated to be between $3.2 billion and $3.4 billion, with a midpoint of approximately $3.3 billion.

(In billions)	2022 Guidance Range	2022 Midpoint
Total Revenues	$17.0 - $17.5	$17.25
Adjusted EBITDA (1)	$5.8 - $6.2	$6.0
Free Cash Flow (1) (2)	$2.5 - $2.9	$2.7
(1)    Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.
(2)    Includes impact of EpiPen litigation settlement of $264 million.

First Global Healthcare Gateway® Transaction Focused on Ophthalmology
Viatris has acquired rights to an exclusive license for Pimecrolimus ophthalmic ointment for the treatment of Blepharitis, a common type of eye irritation. Blepharitis is one of the most common ocular disorders in the world and affects approximately 6.5 million patients in the United States alone. Currently in the United States, there is no product specifically indicated for chronic Blepharitis. The Company believes that this agreement aligns with Viatris’ future strategic focus.

EpiPen Settlement Information
The Company has agreed, subject to approval by the Court, to a $264 million settlement, while denying any allegation of wrongdoing, to resolve the EpiPen® Auto-Injector indirect purchaser class action cases pending in the U.S. District Court for the District of Kansas. The Company maintains that it acted lawfully and pro-competitively and the settlement contains no admission of liability. The Company recorded an accrual of approximately $264.0 million related to this litigation in 2021.

The Board of Directors believes that this settlement is in the best interests of the Company and its stakeholders. The resolution of these indirect purchaser cases will allow the Company to move forward and continue focusing on its strategic priorities and its mission of empowering people worldwide to live healthier at every stage of life.

Webcast Information
Interested parties can access a live webcast of the Virtual Investor Event at investor.viatris.com. An archived version also will be available following the live event and can be accessed at the same location for a limited time.

Advisors
PJT Partners provided strategic advice and acted as financial advisor to the Board of Directors and Company in relation to the Biocon Biologics transaction. AlixPartners acted as strategic advisor to the management team on Viatris’ comprehensive strategic review. Outside legal counsel was provided by Cravath, Swaine & Moore LLP and Saraf & Partners.

Financial Summary

	Three Months Ended
	December 31,
(Unaudited; in millions, except %s)	2021	2020	Reported Change(1)	Combined Adjusted Operational Change(2)(3)	Combined LOE Adjusted Operational Change(2)(3)
Total Net Sales	$4,331.3	$3,587.7	21%	(2)%	—%
Developed Markets	2,560.8	2,378.6	8%	—%	—%
Emerging Markets	727.5	629.0	16%	(8)%	(8)%
JANZ	539.2	389.5	38%	(6)%	9%
Greater China	503.8	190.6	164%	1%	1%

Net Sales by Product Category
Brands	$2,611.9	$1,859.0	41%	(3)%	—%
Complex Gx and Biosimilars	348.4	338.8	3%	6%	6%
Generics	1,371.0	1,389.9	(1)%	(3)%	(3)%

U.S. GAAP Gross Profit	$1,546.4	$706.4	nm
U.S. GAAP Gross Margin	35.6%	19.5%
Adjusted Gross Profit (4)	$2,458.7	$1,902.2	29%
Adjusted Gross Margin (4)	56.6%	52.5%

U.S. GAAP Net Loss	$(263.8)	$(915.8)	nm
Adjusted Net Earnings (4)	$971.7	$650.6	49%

EBITDA (4)	$703.8	$95.0	nm
Adjusted EBITDA (4)	$1,415.8	$1,015.1	39%	6%	7%

U.S. GAAP net cash provided by operating activities	$523.1	$36.2	nm
Capital expenditures	197.4	$116.9	69%
Free cash flow (4)	$325.7	$(80.7)	nm

	Year Ended
	December 31,
(Unaudited; in millions, except %s)	2021	2020	Reported Change(1)	Combined Adjusted Operational Change(2)(3)	Combined LOE Adjusted Operational Change(2)(3)
Total Net Sales	$17,813.6	$11,819.9	51%	(3)%	—%
Developed Markets	10,428.7	8,510.9	23%	(1)%	(1)%
Emerging Markets	3,144.7	1,853.8	70%	(1)%	(1)%
JANZ	2,027.4	1,195.3	70%	(18)%	9%
Greater China	2,212.8	259.9	nm	2%	2%

Net Sales by Product Category
Brands	$10,841.3	$5,234.9	nm	(5)%	1%
Complex Gx and Biosimilars	1,342.1	1,295.5	4%	3%	3%
Generics	5,630.2	5,289.5	6%	(2)%	(2)%

U.S. GAAP Gross Profit	$5,575.5	$3,796.7	47%
U.S. GAAP Gross Margin	31.2%	31.8%
Adjusted Gross Profit (4)	$10,499.1	$6,394.5	64%
Adjusted Gross Margin (4)	58.7%	53.5%

U.S. GAAP Net Loss	$(1,269.1)	$(669.9)	(89)%
Adjusted Net Earnings (4)	$4,467.8	$2,371.8	nm

EBITDA (4)	$4,540.2	$2,041.1	nm
Adjusted EBITDA (4)	$6,426.1	$3,654.1	76%	(7)%	(3)%

U.S. GAAP net cash provided by operating activities	$3,016.9	$1,231.8	nm
Capital expenditures	457.2	243.0	88%
Free cash flow (4)	$2,559.7	$988.8	nm
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(1)Mylan is the accounting acquiror in the combination of Mylan N.V. with Pfizer Inc.'s Upjohn business, which was completed on November 16, 2020, and therefore the historical financial statements of Mylan for periods prior to the combination are considered to be the historical financial statements of Viatris.
(2)Represents operational change for net sales. See “Certain Key Terms” in this release for more information.
(3)See “Certain Key Terms” for more information about Combined Adjusted Q4 and FY 2020 results and Combined LOE Adjusted Q4 and FY 2020 results.
(4)Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.

Fourth Quarter Highlights
•Fourth quarter 2021 net sales totaled $4.33 billion, down 2% on an operational basis compared to combined adjusted Q4 2020 results, but flat on an operational basis compared to combined LOE adjusted Q4 2020 results, and performed better than expectations, driven by solid performance across all four of our segments—Developed Markets, Emerging Markets, JANZ, and Greater China.
•Brands performed on track with expectations, driven by products such as Lipitor®, Lyrica® and the Thrombosis portfolio.
•Complex generics and biosimilars delivered strong growth while managing competition on Wixela Inhub® and Xulane®.
•Generics, which include diversified product forms such as extended-release oral solids, injectables, transdermals and topicals, performed better than expected, driven primarily by favorability in the JANZ and Emerging Markets segments.
•The Company generated $117 million in new product revenues (as defined in "Certain Key Terms" below) in the fourth quarter.
•The Company generated $326 million of free cash flow in the fourth quarter, primarily driven by solid U.S. GAAP net cash provided by operating activities of $523 million in the quarter.
•Continued solid progress in advancing key pipeline programs for biosimilars, complex products and complex injectables, including the launch of Semglee® as the first interchangeable biosimilar in the U.S.

Full-Year 2021 Highlights
•Full-year 2021 net sales totaled $17.81 billion, down 3% on an operational basis compared to combined adjusted full-year 2020 results, but flat on an operational basis compared to combined LOE adjusted full-year 2020 results, and performed better than expectations, driven by solid performance across all four of our segments—Developed Markets, Emerging Markets, JANZ, and Greater China.
•Brands performed on track with expectations, driven by products such as Viagra®, Lipitor®, Lyrica® and the Thrombosis portfolio.
•Complex generics and biosimilars delivered strong growth while managing competition on Wixela Inhub® and Xulane®.
•Generics performed better than expected, driven primarily by favorability in the JANZ and Emerging Markets segments.
•The Company generated approximately $700 million in new product revenues (as defined in "Certain Key Terms" below) for the fiscal year.
•The Company generated $2.56 billion of free cash flow, primarily driven by solid U.S. GAAP net cash provided by operating activities of $3.02 billion.
•Viatris paid quarterly cash dividends of approximately $400 million during 2021. On January 4, 2022, the Company’s Board of Directors declared a quarterly cash dividend of twelve cents ($0.12) per share on the Company’s issued and outstanding common stock, an increase of approximately 9% compared with previous quarters per share dividend, which will be payable on March 16, 2022, to shareholders of record as of the close of business on February 24, 2022.
•The Company has repaid approximately $2.1 billion of debt.

Non-GAAP Financial Measures
Certain Key Terms
The combined measures described herein are calculated as indicated, are reflected as approximations and/or with rounding, and do not reflect pro forma results in accordance with ASC 805 or Article 11 of Regulation S-X. Such measures also do not reflect the effect of any purchase accounting adjustments, including but not limited to the elimination of intercompany sales and the fair value of assets and liabilities. Viatris believes these combined 2020 measures provide useful information to understanding and assessing our 2021 performance because they include both Mylan and Upjohn business results, adjusted as set forth below, whereas historical financial information of Viatris prior to November 16, 2020, only represents Mylan’s historical results as Mylan is considered the accounting acquiror of the Upjohn business.
Combined Adjusted Q4 and FY 2020 results refer to the sum of (i) Mylan’s standalone results, (ii) the standalone carve-out results from the Upjohn Business for the nine months ended September 30, 2020, and estimated results from the Upjohn Business for the period from October 1, 2020 through the closing of the Combination, and (iii) Viatris' results for the period from November 16, 2020 through December 31, 2020, adjusted for product divestitures in connection with the Combination and sales to Pfizer for pharmaceutical products provided under its U.S. healthcare plan.
Combined LOE Adjusted Q4, and FY 2020 results refer to Combined Adjusted Q4 and FY 2020 results, adjusted for the impact of loss of exclusivity (“LOE”) of Lyrica and Celebrex in Japan which occurred during Q4 2020.
New product sales, new product launches or new product revenues refer to revenue from new products launched in 2021 and the carryover impact of new products, including business development, launched within the last twelve months (e.g., acquisition of Aspen's thrombosis business in November 2020).
Operational change refers to constant currency percentage change and is derived by translating net sales or revenues for the current periods presented at prior year comparative period exchange rates, and in doing so shows the percentage change from 2021 constant currency net sales or revenues to the corresponding amount in the prior year.
Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted gross profit, adjusted gross margins, adjusted net earnings, EBITDA, adjusted EBITDA, free cash flow, adjusted R&D and as a % of total revenues, adjusted SG&A and as a % of total revenues, adjusted earnings from operations, adjusted interest expense, adjusted other income, net, adjusted effective tax rate, biosimilars 2022E adjusted EBITDA, gross leverage ratio, long-term gross leverage target, constant currency total revenues and constant currency net sales are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Viatris Inc. ("Viatris" or the "Company"). Free cash flow refers to U.S. GAAP net cash provided by operating activities, less capital expenditures. Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. Primarily due to acquisitions and other significant events which may impact comparability of our periodic operating results, Viatris believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results was limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using adjusted metrics included herein, along with other performance metrics. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants and assess the Company's ability to incur additional indebtedness. The Company also believes that adjusted EBITDA better focuses management on the Company's underlying operational results and true business performance and is used, in part, for management's incentive compensation. We also report sales performance using the non-GAAP financial measures of "constant currency", also referred to herein as "operational change", total revenues and net sales. These measures provide information on the change in total revenues and net sales assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our net sales and total revenues performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities and believe that this presentation also provides useful information to investors for the same reason. The "Summary of Total Revenues by Segment" table below compares net sales on an actual and constant currency basis for each reportable segment for the three and twelve months ended December 31, 2021, and 2020 as well as for total revenues. Also, set forth below, Viatris has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP. For additional information regarding the components and uses of Non-GAAP financial measures, refer to Management's Discussion and Analysis of Financial Condition and Results of Operations--Use of Non-GAAP Financial Measures section of Viatris’ Annual Report on Form 10-K for the year ended December 31, 2021.
About Viatris
Viatris Inc. (NASDAQ: VTRS) is a new kind of healthcare company, empowering people worldwide to live healthier at every stage of life. We provide access to medicines, advance sustainable operations, develop innovative solutions and leverage our collective expertise to connect more people to more products and services through our one-of-a-kind Global Healthcare Gateway®. Formed in November 2020, Viatris brings together scientific, manufacturing and distribution expertise with proven regulatory, medical, and commercial capabilities to deliver high-quality medicines to patients in more than 165 countries and territories. Viatris’ portfolio comprises more than 1,400 approved molecules across a wide range of therapeutic areas, spanning both non-communicable and infectious diseases, including globally recognized brands, complex generic and branded medicines, a portfolio of biosimilars and a variety of over-the-counter consumer products. With a global workforce of approximately 37,000, Viatris is headquartered in the U.S., with global centers in Pittsburgh, Shanghai and Hyderabad, India. Learn more at viatris.com and investor.viatris.com, and connect with us on Twitter at @ViatrisInc, LinkedIn and YouTube.

Forward-Looking Statements
This release contains “forward-looking statements”. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, 2022 guidance; Company completes comprehensive strategic review and unveils plan to reshape the Company for the future; announces combination of its Biosimilars portfolio with Biocon Biologics in exchange for up to $3.335 billion representing an attractive 16.5x multiple to Viatris of the Company’s Biosimilars 2022E Adjusted EBITDA, the first in a series of expected initiatives anticipated to unlock up to an additional $6 billion in pre-tax proceeds by the end of 2023; Board of Directors authorizes a Share Repurchase Program of up to $1 billion, maintaining Company commitment to return capital to shareholders; Biocon Biologics Transaction consists of pre-tax consideration of up to $3.335 billion, including $2 billion in upfront cash, $1 billion of convertible preferred equity representing a stake of at least 12.9% in Biocon Biologics (on a fully diluted basis), and up to $335 million of additional payments that are expected to be paid in 2024; transaction is expected to close in second half of 2022; material benefits of the transaction upon closing, including: crystalizes value accretion at approximately triple current standalone multiple, nearly 2/3 in immediate cash proceeds, additional potential upside participation through equity stake with governance participation; frees up R&D and capital spend to redeploy in a more concentrated way, enhances immediate additional availability of capital to accelerate reinvestment into business or share repurchases, accelerates Phase I financial commitments, reduces complexity and execution risk, enhances Viatris’ margin profile; reshaping plan also identified other select assets which the Company expects will unlock additional value; first Global Healthcare Gateway® transaction focused on Ophthalmology; as part of the Biocon Biologics transaction the Company will contribute its biosimilars portfolio to Biocon Biologics, which will become a uniquely positioned, vertically integrated company that we expect to be a global biosimilars leader; upon closing, the transaction is expected to provide Viatris with immediate, enhanced financial flexibility, and accelerate its Phase I financial commitments; Viatris intends to continue to invest in expanding its commercial and scientific capabilities in key focus areas for the future, while continuing to participate in the global biosimilars market through its ownership position in Biocon Biologics; under the terms of the agreement, Viatris will contribute to Biocon Biologics its biosimilars portfolio and related commercial and operational capabilities, amounting to 2022 estimated revenue of approximately $875 million and 2022 estimated adjusted EBITDA of approximately $200 million; Viatris will also have certain priority rights with respect to certain liquidity events; pursuant to the transaction documents, Biocon Biologics will target an IPO in India as early as late 2023; Viatris also has the right to designate one member of the Biocon Biologics Board and intends to appoint its President, Rajiv Malik, to this seat; the companies will also enter into a TSA, pursuant to which Viatris will provide certain transition services for an expected two-year period, including commercialization services; the Board of Directors has worked closely and strategically with the management team to develop a future direction for Viatris that will not only unlock immediate value but will also create a simpler, stronger and more focused company; we have identified opportunities that we believe will generate up to approximately $9 billion in pre-tax proceeds, through the Biocon Biologics transaction and the divestment of assets that are non-core to our future; we believe that unlocking this value will give us significant financial flexibility to further reshape the Company, simplifying and optimizing our business, building a more durable higher-margin portfolio focused on three key therapeutic areas—ophthalmology, gastrointestinal, dermatology—and maximizing total shareholder return; we believe the transaction enables us to participate in this space in a more optimized way while unlocking substantial trapped value; we believe we are well positioned to leverage the proceeds generated by the transaction with Biocon Biologics to increase our future R&D investments; we are excited to continue our journey of moving up the value chain and leveraging our capabilities to focus on more complex and novel products; we believe that our robust R&D engine and scientific capabilities combined with our proven results in delivering on our pipeline strongly positions us to bring medicines that target gaps in healthcare to patients around the world; our strong 2021 financial and operational performance provides a firm foundation from which to build upon and sets us up for a solid start in 2022; we believe that executing on our recently announced initiatives will not only unlock value and provide additional access to capital but will also accelerate our Phase I financial commitments, increase our investments into the business, while returning additional capital to our shareholders, including our announced Board authorization of a share repurchase program; Viatris is committed to increasing investment in R&D development to up to approximately 9% of total revenues by 2026 and will focus on business development through its Global Healthcare Gateway® to additionally drive our efforts; the Company has agreed, subject to approval by the Court, to a $264 million settlement, while denying any allegation of wrongdoing, to resolve the EpiPen® Auto-Injector indirect purchaser class action cases pending in the U.S. District Court for the District of Kansas; the resolution of these indirect purchaser cases will allow the Company to move forward and continue focusing on its strategic priorities and its mission of empowering people worldwide to live healthier at every stage of life; quarterly dividend of twelve cents ($0.12) for each issued and outstanding share of the company’s common stock payable on March 16, 2022 to shareholders of record at the close of business on February 24, 2022; statements about the pending transaction between Viatris and Biocon Biologics Limited (“Biocon Biologics”) pursuant to which Viatris will contribute its biosimilar products and programs (the “biosimilars portfolio”) to Biocon Biologics in exchange for cash consideration and a convertible preferred equity interest in Biocon Biologics (the “Biocon Biologics Transaction”); and statements about the transaction pursuant to which Mylan N.V. (“Mylan”) combined with Pfizer Inc.’s Upjohn business (the “Upjohn Business”) in a Reverse Morris Trust transaction (the “Combination”) and Upjohn Inc. became the parent entity of the combined Upjohn Business and Mylan business and was renamed “Viatris Inc.”, the benefits and synergies of the Combination or our global restructuring program, future opportunities for the Company and its products and any other statements regarding the Company’s future operations, financial or operating results, capital allocation, dividend policy and payments, debt ratio and covenants, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, commitments, confidence in future results, efforts to create, enhance or otherwise unlock the value of our unique global platform, and other expectations and targets for future periods. Forward-looking statements may often be identified by the use of words such as “will”, “may”, “could”, “should”, “would”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “potential”, “pipeline”, “intend”, “continue”, “target”, “seek” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the integration of Mylan and the Upjohn Business or the implementation of the Company’s global restructuring program being more difficult, time consuming or costly than expected; the pending Biocon Biologics transaction may not achieve its intended benefits; the possibility that the Company may be unable to achieve expected benefits, synergies and operating efficiencies in connection with the Combination or its global restructuring program within the expected timeframe or at all; the possibility that the Company may be unable to successfully integrate Mylan and the Upjohn Business or implement its global restructuring program; operational or financial difficulties or losses associated with the Company’s reliance on agreements with Pfizer in connection with the Combination, including with respect to transition services; the possibility that the Company may be unable to achieve all intended benefits of its strategic initiatives; the potential impact of public health outbreaks, epidemics and pandemics, including the ongoing challenges and uncertainties posed by the COVID-19 pandemic; the Company’s failure to achieve expected or targeted future financial and operating performance and results; actions and decisions of healthcare and pharmaceutical regulators; changes in relevant laws and regulations, including but not limited to changes in tax, healthcare and pharmaceutical laws and regulations globally (including the impact of potential tax reform in the U.S.); the ability to attract and retain key personnel; the Company’s liquidity, capital resources and ability to obtain financing; any regulatory, legal or other impediments to the Company’s ability to bring new products to market, including but not limited to “at-risk launches”; success of clinical trials and the Company’s or its partners’ ability to execute on new product opportunities and develop, manufacture and commercialize products; any changes in or difficulties with the Company’s manufacturing facilities, including with respect to inspections, remediation and restructuring activities, supply chain or inventory or the ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government inquiries or investigations, and the impact of any such proceedings on the Company; any significant breach of data security or data privacy or disruptions to our information technology systems; risks associated with having significant operations globally; the ability to protect intellectual property and preserve intellectual property rights; changes in third-party relationships; the effect of any changes in the Company’s or its partners’ customer and supplier relationships and customer purchasing patterns, including customer loss and business disruption being greater than expected following the Combination; the impacts of competition, including decreases in sales or revenues as a result of the loss of market exclusivity for certain products; changes in the economic and financial conditions of the Company or its partners; uncertainties regarding future demand, pricing and reimbursement for the Company’s products; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions, inflation rates and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Viatris, see the risks described in Part I, Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2020, as amended, the Company's Annual Report on Form 10-K for the year ended December 31, 2021, which is expected to be filed with the SEC on February 28, 2022, and our other filings with the SEC. You can access Viatris’ filings with the SEC through the SEC website at www.sec.gov or through our website, and Viatris strongly encourages you to do so. Viatris routinely posts information that may be important to investors on our website at investor.viatris.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated into this release or our other filings with the SEC. Viatris undertakes no obligation to update any statements herein for revisions or changes after the date of this release other than as required by law.

Contacts
MEDIA
Jennifer Mauer
+1.724.514.1968
Communications@viatris.com
Jennifer.Mauer@viatris.com
INVESTORS
Bill Szablewski
+1.724.514.1813
InvestorRelations@viatris.com
William.Szablewski@viatris.com

Viatris Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues:
Net sales	$4,331.3	$3,587.7	$17,813.6	$11,819.9
Other revenues	10.3	35.8	72.7	126.1
Total revenues	4,341.6	3,623.5	17,886.3	11,946.0
Cost of sales	2,795.2	2,917.1	12,310.8	8,149.3
Gross profit	1,546.4	706.4	5,575.5	3,796.7
Operating expenses:
Research and development	267.2	154.8	751.1	555.1
Selling, general and administrative	1,082.9	1,361.4	4,529.2	3,344.6
Litigation settlements and other contingencies, net	273.9	71.3	329.2	107.8
Total operating expenses	1,624.0	1,587.5	5,609.5	4,007.5
Loss from operations	(77.6)	(881.1)	(34.0)	(210.8)
Interest expense	148.2	144.4	636.2	497.8
Other (income) expense, net	(21.9)	(12.0)	(5.8)	12.6
Loss before income taxes	(203.9)	(1,013.5)	(664.4)	(721.2)
Income tax provision (benefit)	59.9	(97.7)	604.7	(51.3)
Net loss	(263.8)	(915.8)	(1,269.1)	(669.9)
Loss per share attributable to Viatris Inc. shareholders
Basic	$(0.22)	$(1.07)	$(1.05)	$(1.11)
Diluted	$(0.22)	$(1.07)	$(1.05)	$(1.11)
Weighted average shares outstanding:
Basic	1,209.4	854.4	1,208.8	601.2
Diluted	1,209.4	854.4	1,208.8	601.2

Viatris Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	December 31, 2021	December 31, 2020
ASSETS
Assets
Current assets
Cash and cash equivalents	$701.2	$844.4
Accounts receivable, net	4,266.4	4,843.8
Inventories	3,977.7	5,471.9
Prepaid expenses and other current assets	1,957.6	1,707.4
Total current assets	10,902.9	12,867.5
Intangible assets, net	26,134.2	29,683.2
Goodwill	12,113.7	12,347.0
Other non-current assets	5,692.0	6,655.3
Total assets	$54,842.8	$61,553.0
LIABILITIES AND EQUITY
Liabilities
Current portion of long-term debt and other long-term obligations	$1,877.5	$2,308.5
Current liabilities	8,006.9	8,254.4
Long-term debt	19,717.1	22,429.2
Other non-current liabilities	4,748.6	5,606.8
Total liabilities	34,350.1	38,598.9
Shareholders' equity	20,492.7	22,954.1
Total liabilities and equity	$54,842.8	$61,553.0

Viatris Inc. and Subsidiaries
Select Key Product Net Sales, on a Consolidated Basis
Three and Twelve Months Ended December 31, 2021
(Unaudited)

(In millions)	Three months ended December 31, 2021	Twelve months ended December 31, 2021
Select Key Global Products
Lipitor ®	$390.3	$1,663.2
Norvasc ®	188.8	824.7
Lyrica ®	172.6	728.5
Viagra ®	121.4	533.8
Celebrex ®	87.1	344.4
Creon ®	78.1	309.8
Effexor ®	77.2	316.8
Zoloft ®	75.5	284.3
EpiPen® Auto-Injectors	54.4	391.7
Xalabrands	54.0	226.0

Select Key Segment Products
Influvac ®	$134.0	$299.3
Amitiza ®	54.0	201.5
Xanax ®	44.4	185.9
Yupelri ®	43.8	161.9
Dymista ®	38.1	168.0
____________
(a)The Company does not disclose net sales for any products considered competitively sensitive.
(b)Products disclosed may change in future periods, including as a result of seasonality, competition or new product launches.

Viatris Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
Reconciliation of U.S. GAAP Net Loss to Adjusted Net Earnings
Below is a reconciliation of U.S. GAAP net loss to adjusted net earnings for the three months and year ended December 31, 2021, compared to the prior year period:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2021	2020	2021	2020
U.S. GAAP net loss	$(263.8)	$(915.8)	$(1,269.1)	$(669.9)
Purchase accounting related amortization (primarily included in cost of sales) (a)	695.0	861.1	4,039.7	1,933.6
Litigation settlements and other contingencies, net	273.9	71.3	329.2	107.8
Interest expense (primarily amortization of premiums and discounts on long term debt)	(13.5)	(4.0)	(53.8)	12.6
Clean energy investments pre-tax loss	9.7	11.0	61.9	48.4
Acquisition related costs (primarily included in SG&A) (b)	84.9	395.4	234.6	613.6
Restructuring related costs (c)	157.8	276.1	899.4	323.1
Share-based compensation expense	22.5	29.4	111.2	79.2
Other special items included in:
Cost of sales (d)	75.9	138.8	333.0	438.1
Research and development expense (e)	71.1	1.4	83.2	47.2
Selling, general and administrative expense	10.1	31.7	49.5	44.6
Other expense, net	(5.7)	(0.4)	(8.0)	(16.8)
Tax effect of the above items and other income tax related items (f)	(146.2)	(245.4)	(343.0)	(589.7)
Adjusted net earnings	$971.7	$650.6	$4,467.8	$2,371.8
____________
Significant items for the three months and year ended December 31, 2021, include the following:
(a)    Includes amortization of the purchase accounting inventory fair value adjustment related to the Combination totaling approximately $1.19 billion for the year ended December 31, 2021.
(b)    Acquisition related costs consist primarily of transaction costs including legal and consulting fees and integration activities.
(c)    For the three months ended December 31, 2021, charges of approximately $135.2 million are included in cost of sales, approximately $1.4 million are included in R&D, and approximately $21.4 million are included in SG&A. For the year ended December 31, 2021, charges of approximately $534.7 million are included in cost of sales, approximately $13.3 million are included in R&D, and approximately $351.5 million are included in SG&A.
(d)    Costs incurred during the three months and year ended December 31, 2021, include incremental manufacturing variances and site remediation activities as a result of the activities at the Company’s Morgantown plant of approximately $16.1 million and $123.4 million, respectively, and at other plants in the 2020 restructuring program of approximately $39.8 million and $143.3 million, respectively.
(e)    Adjustments primarily relate to non-refundable payments related to development partner agreements.
(f)    Adjusted for changes for uncertain tax positions and for certain impacts of the Combination.

Reconciliation of U.S. GAAP Net Loss to EBITDA and Adjusted EBITDA

Below is a reconciliation of U.S. GAAP net loss to EBITDA and adjusted EBITDA for the three months and year ended December 31, 2021, compared to the prior year period:

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2021	2020	2021	2020
U.S. GAAP net loss	$(263.8)	$(915.8)	$(1,269.1)	$(669.9)
Add / (deduct) adjustments:
Net contribution attributable to equity method investments	9.7	11.0	61.9	48.4
Income tax provision (benefit)	59.9	(97.7)	604.7	(51.3)
Interest expense (a)	148.2	144.4	636.2	497.8
Depreciation and amortization (b)	749.8	953.1	4,506.5	2,216.1
EBITDA	$703.8	$95.0	$4,540.2	$2,041.1
Add adjustments:
Share-based compensation expense	22.5	29.4	111.2	79.2
Litigation settlements and other contingencies, net	273.9	71.3	329.2	107.8
Restructuring, acquisition related and other special items (c)	415.6	819.4	1,445.5	1,426.0
Adjusted EBITDA	$1,415.8	$1,015.1	$6,426.1	$3,654.1
____________
(a)Includes amortization of premiums and discounts on long-term debt.
(b)Includes purchase accounting related amortization.
(c)See items detailed in the Reconciliation of U.S. GAAP Net Loss to Adjusted Net Earnings.

Summary of Total Revenues by Segment

	Three Months Ended
	December 31,
(In millions, except %s)	2021	2020	% Change	2021 Currency Impact (1)	2021 Constant Currency Revenues	Constant Currency % Change (2)
Net sales
Developed Markets	$2,560.8	$2,378.6	8%	$41.4	$2,602.2	9%
Greater China	503.8	190.6	nm	(8.7)	495.1	nm
JANZ	539.2	389.5	38%	31.6	570.8	47%
Emerging Markets	727.5	629.0	16%	21.5	749.0	19%
Total net sales	4,331.3	3,587.7	21%	85.8	4,417.1	23%

Other revenues (3)	10.3	35.8	(71)%	0.3	10.6	(70)%
Consolidated total revenues (4)	$4,341.6	$3,623.5	20%	$86.1	$4,427.7	22%

	Year Ended
	December 31,
(In millions, except %s)	2021	2020	% Change	2021 Currency Impact (1)	2021 Constant Currency Revenues	Constant Currency % Change (2)
Net sales
Developed Markets	$10,428.7	$8,510.9	23%	$(185.1)	$10,243.6	20%
Greater China	2,212.8	259.9	nm	(9.3)	2,203.5	nm
JANZ	2,027.4	1,195.3	70%	(2.7)	2,024.7	69%
Emerging Markets	3,144.7	1,853.8	70%	(9.3)	3,135.4	69%
Total net sales	17,813.6	11,819.9	51%	(206.4)	17,607.2	49%

Other revenues (3)	72.7	126.1	(42)%	(1.0)	71.7	(43)%
Consolidated total revenues (4)	$17,886.3	$11,946.0	50%	$(207.4)	$17,678.9	48%
____________
(1)    Currency impact is shown as unfavorable (favorable).
(2)    The constant currency percentage change is derived by translating net sales or revenues for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2021 constant currency net sales or revenues to the corresponding amount in the prior year.
(3)For the three months ended December 31, 2021, other revenues in Developed Markets, JANZ, and Emerging Markets were approximately $4.4 million, $0.2 million, and $5.7 million, respectively. For the year ended December 31, 2021, other revenues in Developed Markets, JANZ, and Emerging Markets were approximately $51.0 million, $1.5 million, and $20.2 million, respectively.
(4)Amounts exclude intersegment revenue that eliminates on a consolidated basis.

Reconciliation of Statements of Operations Line Items
(Unaudited; in millions, except %s)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
U.S. GAAP cost of sales	$2,795.2	$2,917.1	$12,310.8	$8,149.3
Deduct:
Purchase accounting amortization and other related items	(695.0)	(861.1)	(4,039.7)	(1,933.6)
Acquisition related items	(5.9)	(5.4)	(13.9)	(16.9)
Restructuring and related costs	(135.2)	(190.1)	(534.7)	(207.7)
Share-based compensation expense	(0.3)	(0.4)	(2.3)	(1.5)
Other special items	(75.9)	(138.8)	(333.0)	(438.1)
Adjusted cost of sales	$1,882.9	$1,721.3	$7,387.2	$5,551.5

Adjusted gross profit (a)	$2,458.7	$1,902.2	$10,499.1	$6,394.5

Adjusted gross margin (a)	57%	52%	59%	54%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
U.S. GAAP R&D	$267.2	$154.8	$751.1	$555.1
Deduct:
Acquisition related costs	(11.5)	(1.4)	(12.6)	(1.7)
Restructuring and related costs	(1.4)	—	(13.3)	(0.3)
Share-based compensation expense	(1.0)	(0.7)	(4.4)	(2.3)
Other special items	(71.1)	(1.4)	(83.2)	(47.2)
Adjusted R&D	$182.2	$151.3	$637.6	$503.6

Adjusted R&D as % of total revenues	4%	4%	4%	4%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
U.S. GAAP SG&A	$1,082.9	$1,361.4	$4,529.2	$3,344.6
Deduct:
Acquisition related costs	(67.5)	(388.5)	(208.1)	(595.0)
Restructuring and related costs	(21.4)	(86.0)	(351.5)	(115.0)
Share-based compensation expense	(21.2)	(28.3)	(104.4)	(75.4)
Other special items and reclassifications	(10.1)	(31.7)	(49.5)	(44.6)
Adjusted SG&A	$962.7	$826.9	$3,815.7	$2,514.6

Adjusted SG&A as % of total revenues	22%	23%	21%	21%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
U.S. GAAP total operating expenses	$1,624.0	$1,587.5	$5,609.5	$4,007.5
Deduct:
Litigation settlements and other contingencies, net	(273.9)	(71.3)	(329.2)	(107.8)
R&D adjustments	(85.0)	(3.5)	(113.5)	(51.5)
SG&A adjustments	(120.2)	(534.5)	(713.5)	(830.0)
Adjusted total operating expenses	$1,144.9	$978.2	$4,453.3	$3,018.2

Adjusted earnings from operations (b)	$1,313.8	$924.0	$6,045.8	$3,376.3

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
U.S. GAAP interest expense	$148.2	$144.4	$636.2	$497.8
Add / (Deduct):
Interest expense related to clean energy investments	(0.1)	(0.2)	(0.5)	(3.2)
Accretion of contingent consideration liability	(2.2)	(2.9)	(9.5)	(12.3)
Amortization of premiums and discounts on long-term debt	16.9	8.4	68.5	8.4
Restructuring and related costs	—	(0.1)	—	(0.1)
Other special items	(1.1)	(1.4)	(4.7)	(5.6)
Adjusted interest expense	$161.7	$148.2	$690.0	$485.0

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
U.S. GAAP other (income) expense, net	$(21.9)	$(12.0)	$(5.8)	$12.6
Add / (Deduct):
Clean energy investments pre-tax loss (c)	(9.7)	(11.0)	(61.9)	(48.4)
Other items	5.7	0.4	8.0	16.8
Adjusted other income, net	$(25.9)	$(22.6)	$(59.7)	$(19.0)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
U.S. GAAP loss before income taxes	$(203.9)	$(1,013.5)	$(664.4)	$(721.2)
Total pre-tax non-GAAP adjustments	1,381.8	1,811.8	6,079.9	3,631.4
Adjusted earnings before income taxes	$1,177.9	$798.3	$5,415.5	$2,910.2

U.S. GAAP income tax provision (benefit)	$59.9	$(97.7)	$604.7	$(51.3)
Adjusted tax expense	146.2	245.4	343.0	589.7
Adjusted income tax provision	$206.1	$147.7	$947.7	$538.4

Adjusted effective tax rate	17.5%	18.5%	17.5%	18.5%
___________
(a)U.S. GAAP gross profit is calculated as total revenues less U.S. GAAP cost of sales. U.S. GAAP gross margin is calculated as U.S. GAAP gross profit divided by total revenues. Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.
(b)U.S. GAAP earnings from operations is calculated as U.S. GAAP gross profit less U.S. GAAP total operating expenses. Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.
(c)Adjustment represents exclusion of activity related to Mylan's clean energy investments, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code of 1986, as amended.

Reconciliation of Estimated 2022 GAAP Net Cash Provided by Operating Activities to Free Cash Flow
(Unaudited; in millions)
A reconciliation of the estimated 2022 GAAP Net Cash provided by Operating Activities to Free Cash Flow is presented below:

Estimated GAAP Net Cash provided by Operating Activities	$3,200 - $3,400

Less: Capital Expenditures	$(525) - ($675)

Free Cash Flow	$2,500 - $2,900

Combined Adjusted EBITDA - Three and twelve months ended December 31, 2020

(In millions)	Three months ended December 31, 2020	Twelve months ended December 31, 2020
U.S. GAAP net loss	$(915.8)	$(669.9)
Add / (deduct) adjustments:
Net contribution attributable to equity method investments	11.0	48.4
Income tax benefit	(97.7)	(51.3)
Interest expense (a)	144.4	497.8
Depreciation and amortization (b)	953.1	2,216.1
EBITDA	95.0	2,041.1
Add adjustments:
Share-based compensation expense	29.4	79.2
Litigation settlements and other contingencies, net	71.3	107.8
Restructuring, acquisition related and other special items (c)	819.4	1,426.0
Viatris Adjusted EBITDA	1,015.1	3,654.1
Upjohn Adjusted EBITDA for nine months ended September 30, 2020	—	2,806.0
	1,015.1	6,460.1
Upjohn estimated Adjusted EBITDA (d)	347.1	347.1
Combined Adjusted EBITDA	$1,362.2	$6,807.2
___________
(a)Includes clean energy investment financing and accretion of contingent consideration.
(b)Includes purchase accounting related amortization.
(c)See items detailed in the Reconciliation of U.S. GAAP Net Earnings to Adjusted Net Earnings.
(d)Amount represents an estimate of Upjohn's Adjusted EBITDA for the period from October 1, 2020, through the closing of the Combination, including estimated adjustments.

Gross Leverage Ratio

	Twelve Months Ended December 31, 2021
Viatris adjusted EBITDA	$6,426.1

Reported debt balances:
Long-term debt, including current portion	21,577.4
Short-term borrowings and other current obligations	1,493.0
Total	23,070.4
Add / (deduct):
Net premiums on various debt issuances	(651.6)
Deferred financing fees	42.4
Fair value adjustment for hedged debt	(16.3)
Total debt at notional amounts	$22,444.9

Gross debt to adjusted EBITDA	3.49	x

Long-term Gross Leverage Target

The stated forward-looking non-GAAP financial measure of long-term gross leverage target of 3.0x, with a range of 2.8x – 3.2x, is based on the ratio of (i) targeted notional gross debt and (ii) targeted Adjusted EBITDA. However, the Company has not quantified future amounts to develop this target but has stated its goal to manage notional gross debt and adjusted earnings and adjusted EBITDA over time in order to generally maintain or reach the target. This target does not reflect Company guidance.